FARO Names Dr. Marvin R. Sambur as Director

January 15, 2007, Lake Mary, FL - FARO Technologies, Inc., the world market leader in portable computer-aided measurement arms and laser tracker sales, announced that it has appointed Marvin R. Sambur, PhD, to the Company’s Board of Directors.

Dr. Sambur started his career at Bell Laboratories in 1968 and later held top executive positions at ITT, including President and CEO of their $1.5 billion Defense group . In 2001 , he was named and confirmed as the Assistant Secretary of the Air Force for Acquisition in Washington, D.C. In that role, he was responsible for all Air Force research, development and acquisition activities. In addition to having directed $37 billion in annual procurement for the F/A-22, F-35, C-17 and other major programs, Dr. Sambur also formulated and executed the $220 billion Air Force investment strategy to provide combat capability to joint war fighting commanders.

Dr. Sambur serves on the prestigious Air Force Science Advisory Board and the National Academy of Science Board for the Department of Defense. He has also been honored with an appointment at the University of Maryland as a “Professor of the Practice” in their Engineering department. Only two other individuals have ever been so honored.

“Marvin’s 30-plus years of experience and achievements in high technology program acquisition, management and engineering will be a great asset,” FARO President and CEO Jay Freeland said. “I look forward to his input as FARO continues to expand its market share as the world leader in portable 3-D measurement.”

About FARO

With more than 13,000 installations and 5,700 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models - or to perform evaluations against an existing model - for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm - the FaroArm; the world’s best-selling laser tracker - the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Laser Scanner LS; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

Learn more at www.faro.com